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                                      EXHIBIT B


                                            February 14, 1997

Progenitor, Inc.
1507 Chambers Road
Columbus, Ohio 43212

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Reorganization, dated as of February 14, 1997 (the "Reorganization Agreement"), by and among Progenitor, Inc., a Delaware corporation ("Progenitor"), MG Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Progenitor ("Reorganization Sub") and Mercator Genetics, Inc., a Delaware corporation ("Mercator"), which provides for the acquisition of Mercator by Progenitor as a result of the merger of Mercator with and into Reorganization Sub (the "Reorganization") in a transaction in which shares of Mercator Common Stock will be changed and converted into shares of Progenitor Common Stock.

         I have been informed that (i) I may be deemed to be an "affiliate" of Mercator within the meaning of the Securities Act of 1933, as amended (the "Act"), and (ii) accordingly, the shares of Mercator Common Stock and Progenitor Common Stock held or acquired in the Reorganization by me may only be disposed of in conformity with the provisions hereof. This letter agreement is hereinafter referred to as the "Agreement."

         I represent and warrant to, and agree with, Progenitor and Mercator as follows:

         1. I have been advised that the issuance of Progenitor Common Stock to me pursuant to the Reorganization will be registered with the Commission under the Act on a registration statement on Form S-4. However, I have also been advised that, since at the time the Reorganization will be submitted to the stockholders of Mercator for approval I may be deemed an "affiliate" of Mercator, any sale or other disposition by me of any of such shares of Progenitor Common Stock may, under current

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law, only be made in accordance with the provision of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption provided thereunder.

         2. I understand that the provisions of Rule 145(d), as currently in effect, restrict my sales of Progenitor Common Stock during the one-year period after the Effective Time of the Reorganization, and permit sales, in general, only while Progenitor is subject to the requirements to file, and is filing, periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, and only in brokers' transactions (or transactions directly with a market maker) where the aggregate number of shares sold at any time, together with all sales of restricted shares of Progenitor Common Stock sold for my account during the preceding three month period, does not exceed the greater of (i) one percent of the number of shares of Progenitor Common Stock outstanding, or (ii) the average weekly volume of trading in shares of Progenitor Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, during the four-week period preceding any such sale.

         3. After a period of one year has elapsed from the closing date of the Reorganization, as determined in accordance with paragraph (d) of Rule 144, as currently in effect, I understand that Rule 145(d)(2) further permits me to sell my shares of Progenitor Common Stock without regard to the volume limitations and manner of sale restrictions described in the preceding paragraph only if (i) I am not then an "affiliate" of Progenitor, and (ii) Progenitor is then subject to the requirements to file, and is filing, periodic reports under
Section 13 or 15(d) of the Exchange Act.

         4. After a period of two years has elapsed from the closing date of the Reorganization, as determined in accordance with paragraph (d) of Rule 144, as currently in effect, I understand that Rule 145(d)(3) further permits me to sell my shares of Progenitor Common Stock without regard to the volume limitations and manner of sale restrictions described in the second preceding paragraph only if I am not at that time, and have

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not been for a period of three months prior to that time, an "affiliate" of
Progenitor.

         5. I understand that stop transfer instructions may be given to Mercator's and Progenitor's transfer agents with respect to my shares of Mercator Common Stock and Progenitor Common Stock and that there may be placed on the certificates for such shares, or any substitution therefor, a legend to the foregoing effect.

         6. I have carefully read this Agreement and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the shares of Progenitor Common Stock to be acquired by me in connection with the Reorganization and the shares of Mercator Common Stock owned by me (or Progenitor Common Stock or Mercator Common Stock subject to outstanding options or warrants or issuable upon conversion of other securities held by me), to the extent I felt necessary, with my counsel or counsel for Mercator.

         7. I have full power and capacity to execute this Agreement and to make the representations, warranties and agreements herein. This Agreement shall be binding upon and enforceable against all of my administrators, executors, representatives, heirs and successors and any pledgee holding shares of Mercator Common Stock or Progenitor Common Stock.

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         It is understood and agreed that this Agreement shall terminate and be of no further force and effect if the Reorganization Agreement is terminated pursuant to its terms. In addition, it is understood and agreed that the legend contemplated by Paragraph 5 above shall be removed forthwith from the certificate or certificates representing my shares of Progenitor Common Stock if I shall have delivered to Progenitor a copy of the letter from the staff of the Commission, an opinion of counsel in form and substance reasonably satisfactory to Progenitor, or other evidence satisfactory to Progenitor that a transfer of my shares of Progenitor Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act.


                                  Very truly yours,


                                  ----------------------------
                                  Signature


                                  ----------------------------
                                  (Please Print Name)

Accepted and agreed to this
14th day of , February 1997

PROGENITOR, INC.


By: /s/ Mark N. K. Bagnall

Title:  Vice President, Finance and Chief Financial Officer